Exhibit 10.2

TRANSITION AGREEMENT AND GENERAL RELEASE

November 11, 2020

Kelly Kramer

Dear Kelly:`

Thank you for your service with Cisco Systems, Inc. (“Cisco” or “Company”). This Transition Agreement and General Release (“Agreement”) sets forth the terms of your transition from Executive Vice President and Chief Financial Officer to Executive Advisor and subsequent separation from employment with Cisco. By this Agreement, you agree to resign your position as Executive Vice President and Chief Financial Officer with Cisco and become an “Executive Advisor” effective as of the employment start date of Cisco’s new Chief Financial Officer, or such earlier date as mutually agreed upon (the date of your actual transition of employment, the “Transition Date”). The Transition Date is expected to be December 18, 2020. Your employment with Cisco will terminate, and your position as Executive Advisor will therefore end, no later than November 15, 2021 or as otherwise determined under this Agreement (the date of your actual termination of employment, the “Termination Date”).

This Agreement contains two separate signature pages, the first of which must be signed any time between November 11, 2020 and December 2, 2020, and the second of which should be signed on your Termination Date. To facilitate this process, you are being provided two original copies of the Agreement. Your first execution of the Agreement releases any potential claims you may have against Cisco and the other Releasees (as defined below) as of your signature date. Your second execution of the Agreement applies to all potential claims you may have against the Cisco and the other Releasees, including those occurring after your first execution of the Agreement and those in connection with the termination of your employment by Cisco without Cause (as defined in the Cisco Systems, Inc. 2005 Stock Incentive Plan). For clarity, you will only be eligible for the second execution of this Agreement in the event you execute this Agreement a first time and are terminated by Cisco without Cause before November 15, 2021. Please read the following carefully as it sets forth the terms of our agreement. If you agree to its terms after considering them as provided herein, you are asked to sign it and it will be binding upon you.

Although your health coverage will end on the last day of the month of the Termination Date, you may be eligible to continue that coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) at your own expense. Subject to the terms of this Agreement with respect to equity awards and certain other benefits, all of your other benefits, including, but not limited to, vesting of stock options, restricted shares and/or restricted stock units and participation in the employee stock purchase plan (ESPP), will end on the Termination Date.

The balance of this Agreement set out in Section I-XII below describes a variety of matters relating to the transition and termination of our employment relationship and your right to receive specific compensation and benefits in exchange for certain commitments and obligations by you. Please note that Section I of the Agreement (“Agreement Not to Accept Certain Employment”) is optional and only available to you upon signing the Agreement a second time. You may elect to comply with the obligations described in Section I in exchange for the additional benefits described in that section, or you may elect to exclude Section I from the second signing of this Agreement, in which case you will not receive the additional benefits described in that section. The choice is entirely yours—Cisco does not wish to, and will not, prohibit you from seeking or accepting employment with any of the entities listed in Section I (subject to your compliance with your ongoing confidentiality and other ongoing obligations to Cisco), but if you are willing to forego employment with those entities during the period following the Termination Date until the close of business on November 15, 2021, Cisco is willing to compensate you for your forbearance as described in Section I. Please review Section I carefully, and after doing so, please confirm, upon your second signing of the Agreement, whether you wish to include or exclude that section from the Agreement by checking and initialing the appropriate space at the end of Section I. If you do not check and initial one of the spaces, Section I will not become part of the Agreement, and you will not be eligible to receive any of the additional benefits described in that section.

Sections II-XII of the Agreement are not optional and will become part of both signings of the Agreement if it becomes effective. The release of claims in Section IV applies to all potential claims you may have against Cisco and the other Releasees, including those in connection with the termination of your employment. The manner in which this Agreement will become effective is described in Section V.

Please read the following paragraphs carefully as they set forth the terms of our agreement. If you agree to its terms after considering them as provided herein, you are asked to sign it and it will be binding upon you.

I.	Agreement Not to Accept Certain Employment

If you elect not to accept employment with any of the “Entities” (listed below) during the period following the Termination Date until the close of business on November 15, 2021 (the “Period”), you will be entitled to receive the additional benefits set out below. For purposes of this Section I, “employment” means the provision of any work, labor, or services to any of the Entities on a compensated or uncompensated basis whether as an employee, contractor, consultant, or member of any board of directors or advisory board. The Entities are: Arista Networks, Inc.; Broadcom Inc.; CommScope Holding Company, Inc.; Check Point Software Technologies Ltd.; Dell Technologies Inc.; Dynatrace; F5 Networks, Inc.; FireEye, Inc.; Fortinet, Inc.; Hewlett-Packard Enterprise Company; Huawei Technologies Co., Ltd.; Juniper Networks, Inc.; Lenovo Group Limited; LogMeIn, Inc.; Microsoft Corporation; New Relic, Inc.; Nokia Corporation; Nutanix, Inc.; Palo Alto Networks, Inc.; RingCentral, Inc.; Slack Technologies, Inc.; Ubiquiti Networks; VMware, Inc.; Zoom Video Communications, Inc.; and Zscaler, Inc. Notwithstanding the foregoing, you will not be deemed to have provided any work, labor, or services to any of the Entities for the purposes of this Section I if you serve as an employee, contractor, consultant, or member of any board of directors or advisory board for a company that is acquired by one of the Entities during the Period and (a) you continue to serve in substantially the same position/role with such company after the acquisition as you held before the acquisition, and (b) you did not have knowledge at the time you began to provide work, labor, or services to such company that it was a potential acquisition target by one of the Entities.

In exchange for your election not to accept employment with any of the Entities, any applicable Cisco restricted stock units originally scheduled to vest during the Period will accelerate and vest as of your Termination Date and settle within fourteen (14) calendar days of the originally scheduled vesting date, on the condition that, as of each such settlement date, you have complied with the requirements of this Section. Furthermore, if you remain compliant with this section through November 10, 2021, you will be deemed eligible for Retirement vesting (as such term is defined in the Company’s PRSU Agreement) for the PRSUs granted on September 18, 2018 under grant award number 1391230. Subject to the terms of the PRSU Agreement, the PRSUs (actual number vesting depending on achievement of performance goals) shall vest on November 10, 2021 and settle no earlier than November 10, 2021 and no later than November 30, 2021, provided you have not breached this Agreement. These PRSUs shall otherwise continue to be subject to the terms and conditions of the PRSU Agreement including the restrictive covenants set forth therein, except that the list of Entities shall be considered the organizations and businesses which compete with or are in conflict with the interests of Cisco for purposes of interpreting Section 3(b)(iii) of the PRSU Agreement. Additionally, assuming you comply with the requirements of this Section I, you will continue to receive the Cash Benefit (as defined in Section III) in accordance with Cisco’s usual payroll procedures. The benefits described in this paragraph shall be referred to herein as the “Additional Benefits”. The Additional Benefits will be subject to applicable payroll deductions, applicable payroll taxes and authorized after-tax deductions. The Additional Benefits shall otherwise continue to be subject to the terms and conditions of any applicable equity award agreement.

Nothing in this Section I prevents you from accepting employment with any of the Entities at any time, including during the Period. However, if you accept employment with any of the Entities during the Period, you will not earn any of the Additional Benefits that would otherwise have become earned on or after the date on which you accept such employment. As a condition of receiving each Additional Benefit, you must, no earlier than fourteen (14) calendar days preceding each equity award vesting date and no later than each equity award vesting date, email [                ] and confirm that you have not accepted employment with any of the Entities.

PLEASE CONFIRM WHETHER YOU WISH TO HAVE THIS SECTION I BECOME PART OF THE SECOND SIGNING OF THIS AGREEMENT BY CHECKING THE APPROPRIATE SPACE BELOW AND INITIALING YOUR SELECTION. IF YOU FAIL TO MAKE A SELECTION, THIS SECTION I WILL NOT BECOME PART OF THIS AGREEMENT AND WILL BE OF NO FORCE OR LEGAL EFFECT:

I elect to include Section I in this Agreement and intend to abide by its terms and receive the Additional Benefits.        X        Initials: /s/ KK

I do not wish to include Section I in this Agreement and understand that I will not be entitled to receive any of the Additional Benefits as a result of my election.                    Initials:

II.        Transition Period and Services: As of the Transition Date, you shall be employed as an Executive Advisor on an at-will basis reporting to Chuck Robbins, Chairman and Chief Executive Officer or his successor (the “CEO”), until your Termination Date, which shall occur no later than the close of business on November 15, 2021 (such period of employment, the “Transition Period”). The Transition Period will terminate before November 15, 2021 if you resign as an Executive Advisor or if the Company terminates the employment relationship for any reason.

You will not be eligible to participate in the Company’s Executive Incentive Plan or any other bonus or incentive compensation plans for fiscal years 2021 or 2022. You shall not be eligible to receive any new equity awards during the Transition Period.

During the Transition Period, you will be required to work at least 35 hours per month. During the Transition Period, you will be allowed to commence new employment outside of Cisco so long as such employment (i) does not involve serving in the position of chief financial officer of any company, (ii) does not interfere with your duties as an Executive Advisor, and (iii) except with the prior written consent of the CEO, is not with any of the Entities. For purposes of this Section II, “employment” shall include board of director or advisory board membership, and consulting arrangements. During the Transition Period, the CEO or his successor must approve all your board of director or advisor board membership arrangements, whether or not with an Entity.

The commencement of employment with one of the Entities during the Transition Period will be deemed a breach of this Agreement and Cisco shall have all of its rights under law and equity for such breach including, but not limited to, the termination of your employment as an Executive Advisor and the forfeiture of all rights to the benefits hereunder.

III.      What You Will Receive. In exchange for entering into this Agreement and provided (i) you do not exercise your right to revoke this Agreement, (ii) you do not violate the covenants set forth herein, (iii) you do not voluntarily terminate your employment during the Transition Period, or (iv) your employment is not terminated by Cisco for Cause during the Transition Period, you will be paid an annual base salary of $120,000 until November 15, 2021 ($10,000 per month) (the “Cash Benefit”), which will be paid in accordance with the normal Company payroll procedures.

During the Transition Period, you shall continue to vest in your equity awards and your equity awards shall continue to be governed by their terms. If, during the Transition Period, you voluntarily terminate your employment as an Executive Advisor or if the Company terminates the employment relationship for Cause, you will immediately forfeit all outstanding and unvested equity awards.

To the extent your Termination Date occurs prior to November 15, 2021 due to a termination of your employment by Cisco without Cause, in exchange for signing the Release the second time and provided (x) you do not exercise your right to revoke such Release, (y) you elect to include Section I in this Agreement and comply with its terms, and (z) you agree to be bound by and comply with the provisions of Section X below, you will be eligible to receive the Additional Benefits set forth in Section I.

IV.       The Release and What You Are Agreeing To Release: You agree to the terms of this Agreement, including the release (the “Release”) as set forth below, which shall be executed a first time between November 11, 2020 and December 2, 2020 and which may be executed a second time on the date Cisco terminates your employment without Cause. If you fail to execute such release the first time by December 2, 2020 or revoke it, this Agreement shall not become effective.

Except as set forth in Section VI, which identifies claims expressly excluded from this release, in consideration for the Cash Benefits in Section III and, if applicable, the Additional Benefits in Section I, you release Cisco, any affiliated companies of Cisco, any Cisco sponsored or established benefit plans, the administrators, fiduciaries, and trustees of any Cisco sponsored or established benefit plans, and the current and former officers, directors, agents, employees and assigns of Cisco, of any affiliated companies of Cisco and of any Cisco sponsored or established benefit plans (the “Releasees”), to the maximum extent permitted by law, from any and all known and unknown claims up through the date that you execute this Agreement. The claims which you are releasing include, but are not limited to, those related to your employment with Cisco and the termination thereof. All such claims (including related claims for attorneys’ fees and costs) are waived and released without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of all claims for monetary damages and any other form of personal relief and any claims arising under any and all laws, rules, regulations, or ordinances, including but not limited to the Age Discrimination in Employment Act (ADEA); the Family and Medical Leave Act (FMLA); the Worker Adjustment and Retraining Notification Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Employee Retirement Income Security Act (ERISA); the Equal Pay Act of 1963; the California Fair Employment and Housing Act; the California Labor Code; the California Business and Professions Code; and any similar laws of any state or governmental entity.

The release set forth in this agreement includes a waiver of all unknown claims as of the time of this agreement and, accordingly, you agree to waive any rights under any applicable statute pertaining to the waiver of unknown claims including, but not limited to, Section 1542 of the Civil Code of the State of California. Section 1542 states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

This Agreement shall be governed by the laws of the State of California.

V.         Timeline For Considering And Signing This Agreement: You understand and acknowledge that you have been provided a period of twenty-one (21) calendar days to decide whether you will execute this Agreement, no one hurried you into executing this Agreement during that period, no one coerced you into executing this Agreement, and you have been advised to consult an attorney before signing this Agreement. The offer of this Agreement shall expire at the end of the twenty-first (21st) calendar day after you have received it (the “Expiration Date”).

Your signed, accurately dated, and unmodified Agreement must be mailed to: Francine Katsoudas, Executive Vice President and Chief People Officer, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, CA 95134 on or before the Expiration Date. You may not date the Agreement for a future (or past) date.

You understand that unless more time is required by applicable law, you have a limited period of seven (7) calendar days after your first signing to revoke your acceptance of this Agreement. Further, should you wish to revoke those portions of this Agreement that are to become effective after the second signing, this must be done within seven (7) calendar days after your execution of the second signing. You must mail written notification of revocation to: Francine Katsoudas, Executive Vice President and Chief People Officer, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, CA 95134. Unless you personally deliver the signed revocation on or before the end of the eighth (8th) calendar day after the applicable first or second signing, it must be sent by a traceable overnight delivery service or traceable overnight express mail and postmarked on or before the end of the eighth (8th) calendar day after the applicable first or second signing. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service and, if a revocation period longer than seven (7) calendar days is required under applicable law, to the first business day after such revocation period expires.

This Agreement will become effective and enforceable on the date that the revocation period has expired after the first signing, provided that you have delivered the signed Agreement to Cisco, Cisco has accepted it and you have not revoked it (the “Effective Date”). Your benefits will commence or be made available to you as set forth above in this Agreement, provided you comply with all of your obligations and the terms of this Agreement.

If you exercise your right of revocation with respect to the first signing of the Release, you will not be entitled to receive the Cash Benefit and your employment with Cisco will terminate as of such date. If you exercise your right of revocation with respect to the second signing of the Release, you will not be entitled to the Additional Benefits.

Cisco reserves the right after receiving your signed Agreement to reject it and decline to accept it in the event it is untimely or if it is modified by you. In the event the Agreement is rejected or not accepted by Cisco, it will be void and unenforceable.

In limited circumstances such as, for example, a medical emergency, Cisco reserves the right in its sole discretion to accept an Agreement signed after the Expiration Date. However, you should not expect that Cisco will accept an Agreement signed after the Expiration Date and this paragraph cannot be used or cited as imposing any obligation on Cisco to accept an Agreement signed after the Expiration Date. Under no circumstances will Cisco accept an Agreement executed or delivered to Cisco more than four (4) months after the date of this Agreement. If you sign the Agreement any time after the Expiration Date, or deliver it to Cisco more than one business day following the Expiration Date (as set forth above), and Cisco accepts the Agreement, you will be solely responsible for any and all tax liabilities, including penalties, excise taxes, and/or interest, if any, under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

VI.       Protecting Your Rights: In understanding the terms of this Agreement and your rights, you are advised to consult with an attorney of your choice at your expense prior to signing it the first and second time. Also, the only claims that you are not waiving and releasing under this Agreement are claims you may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits under applicable state law; (2) continuation of existing participation in Cisco-sponsored group health benefit plans, at your own expense, under COBRA and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested as of your Termination Date under the terms of a Cisco-sponsored benefit plan; (4) violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; (5) any wrongful act or omission occurring after the date you execute this Separation Agreement; and (6) any rights to indemnification, whether under any certificate of Incorporation, bylaw, insurance policy, written agreement to which you are a party, or under applicable law. In addition, nothing in this Agreement, including but not limited to the release of claims provisions, (x) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA (Older Workers Benefit Protection Act), (y) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any federal, state or local agency charged with the enforcement of any laws, including providing documents or any other information, or (z) limits you from exercising rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees, although by signing this Agreement you are waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment from a government agency (and not Cisco) for information provided to the government agency. If you sign this Agreement, you are agreeing that the benefits you will receive under Sections II and III, as applicable, fully and completely satisfy all claims you might possibly have against Cisco and the other released parties.

You are hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

VII.     Deferred Compensation Tax Consequences: Notwithstanding anything to the contrary set forth herein, all payments and benefits described in this Agreement that are not otherwise exempt from Section 409A, which establishes personal tax and penalty liability for certain deferred compensation, shall be fully paid no later than the short-term deferral deadline set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that any change to this Agreement or any additional terms are required to comply with Section 409A (or an exemption therefrom), you hereby agree that Cisco may make such change or incorporate such terms (by reference or otherwise) without your consent.

VIII.    Protecting Cisco’s Rights: In executing this Agreement, you acknowledge that you have not relied upon any statement made by Cisco, or any of its representatives or employees, with regard to this Agreement unless the representation is specifically included in this written Agreement. Furthermore, this Agreement contains our entire understanding regarding eligibility for and the payment of separation benefits and supersedes any and all prior representations and agreements regarding the subject matter of this Agreement. However, this Agreement does not modify, amend or supersede written Cisco agreements that are consistent with enforceable provisions of this Agreement such as Cisco’s “Proprietary Information and Inventions Agreement” and Cisco’s Arbitration Agreement and Policy. In addition, this Agreement in no way alters the at-will nature of your employment; both you and Cisco are free to terminate your employment at any time for any reason, with or without Cause or advance notice. Except for any changes that Cisco may make with respect to Section 409A as set forth herein, once effective and enforceable, this Agreement can only be changed by another written agreement signed by you and Cisco’s Senior Vice President of Human Resources (or his/her designee).

On or before your Termination Date, you agree to satisfy any and all outstanding financial obligations to the Company and, return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Additional Benefits will not be provided to you under this Agreement until you comply with this requirement.

You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your spouse or to your attorney or accountant in order for such individuals to render services to you.

IX.       Mutual Non-Disparagement. You on the one hand, and the Company’s officers and directors with knowledge of this Agreement on the other, agree not to make any negative statement about or disparage the other party with any written or oral statement. You specifically agree not to make any disparaging comments regarding the Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Notwithstanding the foregoing, nothing in the clause shall be deemed to limit in any way statements by you (i) to your advisors, including legal counsel, that are under a contractual or legal obligation to preserve the confidentiality of such statements or (ii) that you in good faith believe are truthful to any regulatory or enforcement agency which requests information from you regarding Cisco or in connection with any other legal or regulatory proceeding.

X.        Non-Solicitation; Confidential Information. You acknowledge that your right to receive the Benefits and, if applicable, the Additional Benefits, shall be conditioned upon you not either directly or indirectly soliciting, attempting to hire, recruiting, encouraging, taking away, hiring any employee of Cisco or inducing or otherwise causing an employee to leave his or her employment with Cisco (regardless whether to commence employment with you or with any other entity or person) until the close of business on November 15, 2021. “Solicit for employment” shall mean, for purposes of this Section X, directly or through an intermediary targeting or personally inviting or encouraging a Cisco employee to consider terminating his or her current employment to accept employment with the soliciting entity. “Solicit for employment” shall not mean posting job openings on internal or external websites, third party career, job related websites or social networking sites available for view by the public or responding to or hiring individuals who have submitted applications or inquiries through such sites provided that such applications or inquiries have not been solicited as prohibited by this. You hereby acknowledge that you are and continue to be bound by the Proprietary Information and Inventions Agreement you signed with the Company dated as of January 3, 2012 (the “Confidentiality Agreement”), and that the Confidentiality Agreement inures to the benefit of the Company to the same extent as set forth in the Agreement, and that as a result of your employment with the Company you have had access to the Company confidential information, that you will hold all confidential information in strictest confidence and that you will not make use of such confidential information on behalf of anyone. You further agree that you will deliver to the Company no later than the Termination Date all documents and data of any nature containing or pertaining to such confidential information and that you have not taken with you any such documents or data or any reproduction thereof. If you violate any of the provisions of the Confidentiality Agreement, then all Additional Benefits to which you otherwise would be entitled under Section I, above, as applicable, thereupon shall cease.

XI.       Full Disclosure: You confirm that you are not aware of any claim, grounds, facts or circumstances that are expected to give rise to any material investigation, material claim or audit by any entity, including but not limited to, any state or federal or non-U.S. government agency, against Cisco in relation to any matter whatsoever arising during your employment at Cisco. You also confirm that, to the best of your knowledge, all of your statements to the Audit Committee and your certifications under the Sarbanes-Oxley Act have been complete and correct.

XII.     Enforceability Of This Agreement: Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of this Agreement shall be settled by arbitration in accordance with Cisco’s Arbitration Agreement and Policy, a copy of which you acknowledge having previously received and agreed to. If for any reason this Arbitration Agreement and Policy is not enforceable, Cisco and you agree to arbitration under the employment arbitration rules of the American Arbitration Association (which can be found at http://www.adr.org) or any successor hereto. The parties further agree that, except as set forth in the following paragraph, the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of this Agreement. Any applicable arbitration rules, agreement or policy shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

Should any provision of this Agreement be determined by an arbitrator or a court of competent jurisdiction to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect.

CISCO SYSTEMS, INC.

FIRST SIGNING: I UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS INCLUDING BUT NOT LIMITED TO THE RELEASE OF CLAIMS AS OF THE DATE OF MY SIGNATURE (ORIGINAL)

/s/ Kelly A. Kramer Signature of Employee	Nov-12-2020 Date Signed

Kelly A. Kramer Printed Name of Employee	San Jose, CA USA Location Signed at (e.g., San Jose, CA, USA)

Cisco Employee #

FOR CISCO USE ONLY

CISCO SYSTEMS, INC.

Received by: Gabrielle Thompson 11/12/20 Name/Date	Accepted by: /s/ Gabrielle Thompson 11/12/20 Name/Date

M16.1(NS)

SECOND SIGNING: I UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS INCLUDING BUT NOT LIMITED TO THE RELEASE OF CLAIMS AS OF THE DATE OF MY SIGNATURE (ORIGINAL)

Signature of Employee	Date Signed

Printed Name of Employee	Location Signed at (e.g., San Jose, CA, USA)

Cisco Employee #

FOR CISCO USE ONLY

CISCO SYSTEMS, INC.

Received by: Name/Date	Accepted by: Name/Date

M16.1(NS)